EXHIBIT 99.1

201 Technology Drive • Irvine • California •92618 Telephone: (949) 450-5400 Facsimile: (949) 450-5300 Email: IR@endocare.com Website: www.endocare.com
FOR RELEASE October 30, 2006 at 7:30 am (EST)

Investor Contact:	Media Contact:	For Additional Information:
Matt Clawson	Len Hall	Craig T. Davenport, CEO
Allen & Caron, Inc.	Allen & Caron, Inc.	Michael R. Rodriguez, CFO
(949) 474-4300	(949) 474-4300	Endocare, Inc.
matt@allencaron.com	len@allencaron.com	(949) 450-5400
ENDOCARE ENTERS INTO $16 MILLION COMMON
STOCK PURCHASE AGREEMENT WITH FUSION CAPITAL
IRVINE, CA – October 30, 2006 — Endocare, Inc. (OTC BB: ENDO), an innovative medical device company providing minimally invasive technologies for tissue and tumor ablation, announced today that it signed a $16 million Common Stock Purchase Agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor. Sales of common stock by the Company to Fusion Capital can occur over a 24-month period after the U.S. Securities and Exchange Commission (SEC) has declared effective a registration statement relating to the transaction. Seven Hills Partners LLC, based in San Francisco, acted as the Company’s financial advisor in negotiating the agreement and evaluating financing alternatives.
     The proceeds received by the Company under the agreement will be used to continue its efforts in prostate and renal cancer cryoablation and to provide additional capital to further expand into the interventional radiology and oncology markets treating cancers of the lung and liver, as well as bone pain associated with cancer metastases.
     Under the agreement, Endocare has the right to sell shares of its common stock to Fusion Capital from time to time in amounts between $100,000 and $1 million, depending on certain conditions, for an aggregate amount of up to $16 million. The purchase price of the shares will be determined based upon the market price of the Company’s shares at the time of each sale without any fixed discount, and Endocare will control the timing and amount of any sales of shares to Fusion Capital. A more detailed description of the agreement is set forth in the Company’s current report on Form 8-K recently filed with the SEC which should be reviewed carefully in conjunction with this press release.
     “We are pleased to have entered into this relationship with a well-respected institutional investor such as Fusion Capital, especially since they have expressed a long term partner view,” said Endocare CEO, President and Chairman of the Board Craig T. Davenport. “We carefully considered a number of financing alternatives and concluded that this innovative agreement with Fusion Capital provides Endocare with excellent terms and flexibility. Under this agreement, we can sell shares to Fusion Capital when we determine the share price is most advantageous for the Company.”
     Chief Financial Officer Michael R. Rodriguez stated, “The Fusion Capital agreement, along with our available borrowing capacity under our existing $4 million credit facility with Silicon Valley Bank, will help provide the Company with the opportunity to use the most appropriate source of operating and growth capital, whether debt or equity, if and when we need it. As we continue to improve our gross margins and reduce operating expenses, we expect to continue to invest in cryoablation opportunities in the interventional radiology and oncology markets, and growth capital is key to this strategy.”

About Fusion Capital
     Fusion Capital Fund II, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach. Fusion Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology companies. Its investments range from special situation financing to long-term strategic capital.
About Endocare
     Endocare, Inc.—www.endocare.com— is an innovative medical device company providing minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing technologies for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung and liver.
     This press release should be read in conjunction with the Current Report on Form 8-K filed recently with the SEC to report the Company’s financing arrangement with Fusion Capital. The Current Report on Form 8-K contains important information regarding the financing arrangement. Except for historical facts, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect current expectations and assumptions and involve risks and uncertainties that may affect the Company’s business, forecasts, projections and prospects, and cause actual results to differ materially from those stated or suggested in these forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to the future availability of funds under the Company’s common stock purchase agreement with Fusion Capital and the Company’s credit facility with Silicon Valley Bank. The availability of funds from Fusion Capital and Silicon Valley Bank is subject to numerous conditions. If one or more of these conditions is not satisfied, then funds may not be available from Fusion Capital or Silicon Valley Bank, which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows. In addition, even despite the Company’s financing arrangements with Fusion Capital and Silicon Valley Bank, the Company’s independent auditors may issue a qualified opinion, to the effect that there is substantial doubt about the Company’s ability to continue as a going concern. A qualified opinion could itself have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows. Other important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise, or update publicly, any forward-looking statements for any reason, except as required by law.
# # # #